CONSULTING & RETAINER AGREEMENT

This Agreement  by and between Ministry Partners Investment Company, LLC and Joseph Turner, residing at 3977 Kind Way, Yorba Linda, CA 92886 will be effective upon the  Board of Managers acceptance of his resignation as President and Chief Executive Officer.

In this Agreement, the parties who are contracting to receive services include Ministry Partners Investment Company (“Company”), inclusive of all subsidiary entities and the party who will be providing the services shall be referred to as "Consultant".

Consultant maintains important institutional knowledge on the Company’s overall operation, key relationships and primary market segments and is willing to provide continuing services more particularly described in this Agreement as an independent contractor who, in consultation with the Company, will exercise complete control over the manner in which such services will be performed.

The Company desires to engage Consultant to perform certain services as more particularly described in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  APPOINTMENT. Subject to the terms and conditions of this Agreement, the Company  appoints Consultant as a non-exclusive provider of consulting services as more particularly described in the Description of Services, a copy of which is attached hereto as Exhibit “A” (the “Services”).  Accordingly, Consultant has been engaged to advise the Board of Managers, and where appropriate, its Chief Executive Officer, on Company level strategic, governance and regulatory matters, client related compliance matters to meet regulatory requirements, and pro-active engagements with key existing client, vendor and strategic partner relationships. Consultant shall further be engaged to assist the Company during the formal transition of leadership process. In addition,  Consultant will be engaged to operate as an Ambassador of Goodwill for the Company and provide potential business development opportunities in the normal course of his ongoing activities in the national faith-based marketplace.

2 .  DESCRIPTION OF SERVICES.  Consultant will provide the Services specifically outlined in Exhibit A (attached) and as may be modified by agreement of the Parties.

3 . PERFORMANCE OF SERVICES. The manner in which the Services will be performed, scheduling of such Services and coordination of efforts undertaken by Consultant in performing his duties under this Agreement shall be determined by Consultant, in consultation with the Company. The Company will rely on Consultant to work as many hours as may be reasonably necessary to fulfill Consultant's obligations under this Agreement.  Consultant agrees to provide written reports on a monthly basis outlining the services performed under this agreement and any other information reasonably requested by the Company to enable it to monitor, evaluate and document the actions undertaken by Consultant in performing the Services.  In performing his duties under this Agreement, Consultant shall provide monthly reports to the Chair of the Company’s Board of Managers.

4. RETAINER/PAYMENT. The Company will pay a retainer to Consultant for the Services in the amount of $12,500 per month through July 2024, and then reduced to $6,500 per month thereafter. This fee shall be payable monthly by the 15th of each month.

5. BENEFITS.  Consultant is not an employee of the Company and shall not receive any benefits made available to its employees such as medical, dental, paid vacation benefits, life insurance or the right to participate in Company’s retirement or other employee benefit plans.

6. EXPENSE REIMBURSEMENT. If not paid directly, the Company shall reimburse Consultant for travel, lodging, and other reasonable expenses incurred by him in connection with providing services  pursuant to this Agreement; provided, however,  that (i) Company approves such expenses in advance; and (ii) Consultant furnishes written substantiation reasonably satisfactory to the Company, evidencing the incurrence and purpose of each expense and otherwise in accordance with Company’s business travel and expense reimbursement policy as in effect from time to time.  Reimbursement for reimbursable expenses shall be paid within thirty (30) days following the date upon which Consultant submits and Company approves an invoice with adequate supporting documentation for such expense.

7. SUPPORT SERVICES. The Company will provide any support services/training/equipment  that Company and Consultant negotiate.

8. TERM/TERMINATION. This Agreement may be terminated by either party upon 90 days written notice.

9. CONSULTANT COVENANTS. Consultant will (i) conduct its business in a manner that reflects favorably at all times on the Company and the good name, goodwill and reputation of the Company; (ii) avoid unethical, deceptive, illegal or misleading acts or practices that are or might be detrimental to the Company; (iii) make no false or misleading representations regarding the Company; (iv) make no representations, warranties or guarantees to potential customers, investors, borrowers, ministries or business partners  regarding the products, investment securities, lending services or capabilities of the Company; or (v) attempt to cause any Company investor, borrower, customer, client or business partner to terminate his, her or its contractual relationship with the Company.

10. TRADE SECRETS. The Company recognizes that Consultant may be granted access to the following proprietary information, business affairs, financial information, personal information, future plans and other proprietary information (collectively, "Information") which are valuable, special and unique assets of the Company and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Consultant agrees that Consultant will not at any time or in any manner, either directly or indirectly, use any Information for Consultant's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior consent of the Company. Consultant will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

Consultant further agrees that all records, documents or materials, whether original, duplicated, computerized or created in any other form and all information in those materials, whether generated by the Company, including strategic plans, business plans, identity and lists of investors, clients, borrowers, lenders, email addresses, telephone numbers, addresses and materials collected by the Company shall constitute confidential information and trade secrets of  the Company under California law.  Consultant agrees that such information, lists, data and materials shall remain the proprietary information owned by the Company during the term of this engagement and after the termination of this Agreement.  Consultant hereby agrees to refrain from using the Information and trade secrets for his own benefit or using the trade secrets in a manner adverse to the interests of  the Company while the Agreement is in effect or after it is terminated.

11.  NONSOLICITATION.  During the term of the Agreement and for a period of one year after the Agreement is terminated, Consultant shall not directly or indirectly through another entity call on, solicit, or service any of  the Company’s customers, investors, referral partners, clients or borrowers to induce such person, organization or entity to cease doing business with the Company or in any way interfere with the relationship between any such investor, client, referral partner or borrower and the Company.

12.  INDEPENDENT CONTRACTOR STATUS.  The services of the Consultant are to be rendered by it as an independent contractor and not as an employee of the Company.  In that regard, the Consultant shall not be deemed to be employed by the Company for purposes of the Federal Social Security Act or any federal or state law concerning employment, compensation for employment services rendered or insurance for injuries sustained in the performance of its services, and Consultant shall be required to file all tax forms required of an independent contractor and shall be solely responsible for the payment and reporting of any taxes due on whatever remuneration is paid by the Company to Consultant hereunder. Subject to the terms of this agreement, including Exhibit A, and other direction provided by the Company from time to time, Consultant shall have control over, and assumes responsibility for, the manner in which it shall provide the consulting services herein contracted for, inclusive of work schedule and the location and operation of any business office. Consultant is not restricted from engaging in other business activities not in conflict with his duties herein.

13.  DISCLOSURE. Consultant is required to disclose any outside activities or interests that conflict or may conflict with the best interests of the Company.  Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to other consulting relationships that may conflict with this Agreement.

14.  EMPLOYEES. Consultant's employees, if any, who perform services for the Company under this Agreement shall also be bound by the provisions of this Agreement.

15. REMEDIES. The confidentiality, trade secrets and non-solicitation provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.  If either party breaches or threatens to breach the obligations of this Agreement, the other party will have the right, in addition to such other remedies which may be available to it, to seek injunctive relief enjoining such acts or attempts, it being acknowledged and agreed by the parties that monetary damages are inadequate to protect the other party.  In the event of disclosure of circumvention by any party covered by this Agreement, it is agreed and guaranteed that a legal monetary penalty equal to the maximum fee or profit the circumvented party should have realized in and from such transaction, including, but not limited to, punitive damages and the like shall and will be paid by the party engaged in such disclosure or circumvention.  Further, in the event that any legal proceeding commences to enforce and/or interpret the terms of this Agreement, then in that event and in addition to any aforementioned compensation, the prevailing party shall be entitled to any costs and reasonable legal/attorney fees and expenses.  The parties shall be entitled to all appropriate relief, including injunctive and other equitable relief, to enforce the provisions of this Agreement.

16. RETURN OF RECORDS. Upon termination of this Agreement, Consultant shall deliver all records, notes, and data of any nature that are in Consultant's possession or under Consultant's control and that are the Company's property or relate to the Company's business.

17. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for the Company: IF for Consultant:

Ministry Partners Investment Company, LLCJoseph W. Turner, Jr.

915 W. Imperial Hwy, Suite #1203977 Kind Way

Brea, CA 92821Yorba Linda, CA 92886

Attn: Board Chairman

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

19. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

20. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

21. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

22. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.  Venue for all purposes shall be deemed to lie within Orange County California.  The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a California court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the California courts.  By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in a California court.

MINISTRY PARTNERS INVESTMENTCONSULTANT

COMPANY, LLC

By: /s/ R. Michael Lee  By: /s/ Joseph W. Turner, Jr.

Name: R. Michael LeeName: Joseph W. Turner, Jr.

Title: Chairman of the Board Title: MPIC Consultant

Date: November 9, 2023 Date: November 9, 2023

Ministry Partners®
Investment Company, LLC

915 W. Imperial Hwy. • Suite 120 • Brea, CA 92821
Tel: (714) 671-5720 • **Fax:** (714) 671-5767
E-Mail: info@ministrypartners.org
Toll Free Nationwide (800) 753-6742

Exhibit A

Independent Consulting Agreement

(Description of Services)

The purpose of Attachment is to provide more specificity around the expectations of the Independent Consulting Agreement executed with Ministry Partners Investment Company on December 15, 2023. The Independent Consultant will be available to support the Board of Managers by providing:

●Board level advisory services surrounding the Company’s strategic, governance and regulatory structure, processes, procedures and communications to maintain an effective compliance environment:

-Provide institutional knowledge on bylaws, operating agreements, and shareholder and regulatory reporting/authority processes and procedures
-Be available to meet with shareholders/regulators/key strategic partners to support the Board and Chief Executive Officer responsibilities where appropriate
-Provide on-going coaching support to the Board and Chief Executive Officer where appropriate on both operational level and strategic level decisions (recommendations only)

●Attend faith-based events, primary market conferences/seminars, individual church or ministry leader meetings to introduce the Company’s leadership and overall services:

-Identify and promote new client and strategic partner relationships for MPIC and MPS
-Upon request, assisting the Board and CEO with key client relationships
-Introduce the Company’s CEO to strategically aligned faith-based market leaders

●Maintain key Principal security licenses at MPS through July 2024 to assist with advisor/firm supervision activities required by the SEC, FINRA, DPFI, and State Insurance Departments:

-Review/approve advisor trades, correspondence, advertising, monthly sales blotters, 3rd party vendor compliance attestations
-Work with the Chief Compliance Officer to facilitate the annual MPS Compliance meeting
-Assist the CEO/Chief Compliance Officer during regulatory examinations

●Monthly reporting to the Company’s Board Chairman on all consultant related activities:

-Monthly debriefing with the Board Chairman on the Consultant’s activities
-Attend Board Meetings and/or Strategic Board Retreats as requested

By signing below, both Michael Boblit and Ministry Partners Investment Company hereby agree to the terms outlined in the Addendum to the Independent Consulting Agreement dated September 14, 2018.

_________________________________________________________________________________

Joseph TurnerMichael Boblit

President and Chief Executive OfficerIndependent Consultant

Ministry Partners Investment Company